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                                                                    Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Summary Combined and Consolidated Financial Data", "Selected Combined and Consolidated Financial Data" and "Experts" and to the use of our report dated October 31, 2002, in the Registration Statement (Form S-3 No. 333-105560) and related prospectus of Hewitt Associates, Inc. for the registration of shares of its Class A common stock and to the incorporation by reference therein of our report dated October 31, 2002, with respect to the combined and consolidated financial statements of Hewitt Associates, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
July 31, 2003